                                                                    EXHIBIT 10.8

                             MASTER LEASE AGREEMENT

                                 BY AND BETWEEN

                              CMCP PROPERTIES, INC.

                               A TEXAS CORPORATION

                                       AND

                              BLC PROPERTIES I, LLC

                      A DELAWARE LIMITED LIABILITY COMPANY

                                      DATED

                                  MAY 1, 2002

                                TABLE OF CONTENTS

1.    Definitions.................................................................................................  1

2.    Lease.......................................................................................................  1

3.    Term    ....................................................................................................  1
       (a)    Term................................................................................................  1
       (b)    Renewal Terms.......................................................................................  1

4.    Brookdale Rent Payments.....................................................................................  1
       (a)    Brookdale Rent Payments.............................................................................  1
       (b)    Master Rent.........................................................................................  1
       (c)    TEB Pool Enhancement Rent...........................................................................  1
       (d)    Overdue Interest....................................................................................  1
       (e)    Payment without Abatement...........................................................................  1

5.    Capital Additions...........................................................................................  1
       (a)    Capital Additions Financed by Capstead..............................................................  1
       (b)    Non-Capital Additions..............................................................................   1
       (c)    Capital Addition Advances..........................................................................   1

6.    Assignment, Subletting and Material Contracts..............................................................   1
       (a)    Transfers Prohibited Without Consent...............................................................   1
       (b)    Pledge Requirement.................................................................................   1
       (c)    Material Contracts.................................................................................   1

7.    Default; Remedies..........................................................................................   1
       (a)    Default............................................................................................   1
       (b)    Remedies...........................................................................................   1

8.    Condemnation...............................................................................................   1
       (a)    Complete Taking....................................................................................   1
       (b)    Partial Taking.....................................................................................   1
       (c)    Notices............................................................................................   1

9.    Financial and Other Statements.............................................................................   1
       (a)    Financial Statements...............................................................................   1
       (b)    Proprietary Information............................................................................   1
       (c)    Record Keeping.....................................................................................   1
       (d)    Brookdale Rent Statements..........................................................................   1

10.   Additional Covenants of Brookdale..........................................................................   1

11.   Limitation on Liability....................................................................................   1

12.   Facility Mortgages.........................................................................................   1
       (a)    Existing Tax-Exempt Bonds..........................................................................   1
       (b)    "B Tranche" Bonds..................................................................................   1
       (c)    Additional Financing...............................................................................   1
       (d)    Capstead's Cooperation.............................................................................   1
       (e)    Payments at Final Maturity; Refinancing of Facility Mortgages......................................   1

13.   Representations and Warranties.............................................................................   1
       (a)    Representations of Brookdale.......................................................................   1
       (b)    Representations of Capstead........................................................................   1

       14.    Purchase Option....................................................................................   1
       (a)    Purchase Option....................................................................................   1
       (b)    Provisions Relating to the Exercise of Purchase Option as to Facilities............................   1
       (c)    Provisions Relating to the Exercise of Purchase Option as to Capstead Ownership Interest...........   1
       (d)    Appraisal Procedure................................................................................   1

15.   Notices....................................................................................................   1

16.   No Waiver..................................................................................................   1

17.   Invalidity.................................................................................................   1

18.   Counterparts...............................................................................................   1

19.   Cumulative.................................................................................................   1

20.   Governing Law..............................................................................................   1

21.   Successors and Assigns, Relationship.......................................................................   1

22.   Entire Agreement...........................................................................................   1

23.   Survival...................................................................................................   1

24.   Time.......................................................................................................   1

25.   Captions and Headings......................................................................................   1

26.   Waiver of Jury Trial.......................................................................................   1

27.   Guaranty...................................................................................................   1

28.   Joinder by Brookdale Management............................................................................   1

29.   Pre-Existing Environmental Conditions......................................................................   1

30.   Capstead Encumbrances......................................................................................   1

EXHIBITS:

Exhibit A   TEB Pool

Exhibit B   Guaranty

                             MASTER LEASE AGREEMENT

      THIS MASTER LEASE AGREEMENT (this "Agreement") is made this 1st day of May 2002, by and between CMCP PROPERTIES, INC. a Texas corporation, as Master Lessor ("Capstead"), and BLC PROPERTIES I, LLC, a Delaware limited liability company, as Master Lessee ("Brookdale"), and is joined herein for certain limited purposes by BROOKDALE MANAGEMENT HOLDING, LLC, a Delaware limited liability company ("Brookdale Management").

                                    RECITALS

      A. Capstead is the owner of the beneficial interest in CMCP-Island Lake, LLC, a Delaware limited liability company (the "Island Lake Lessor"), CMCP-Windsong, LLC, a Delaware limited liability company (the "Windsong Lessor"), CMCP-Roswell, LLC, a Delaware limited liability company (the "Roswell Lessor") , CMCP-Williamsburg, LLC, a Delaware limited liability company (the "Williamsburg Lessor"), CMCP-Pinecastle, LLC, a Delaware limited liability company (the "Pinecastle Lessor"), CMCP-Montrose, LLC, a Delaware limited liability company (the "Montrose Lessor") and CMCP-Club Hill, L.P., a Texas limited partnership (the "Club Hill Lessor"). The Island Lake Lessor, Windsong Lessor, Roswell Lessor, Williamsburg Lessor, Pinecastle Lessor, Montrose Lessor and Club Hill Lessor are collectively referred to herein as the "Capstead Lessors."

      B. Brookdale is the owner of the beneficial interest in BLC-Island Lake, LLC, a Delaware limited liability company (the "Island Lake Lessee"), BLC-Windsong, LLC, a Delaware limited liability company (the "Windsong Lessee"), BLC-Roswell, LLC, a Delaware limited liability company (the "Roswell Lessee"), BLC-Williamsburg, LLC, a Delaware limited liability company (the "Williamsburg Lessee"), BLC-Pinecastle, LLC, a Delaware limited liability company (the "Pinecastle Lessee"), BLC-Montrose, LLC, a Delaware limited liability company (the "Montrose Lessee") and BLC-Club Hill, L.P., a Delaware limited partnership. (the "Club Hill Lessee") The Island Lake Lessee, Windsong Lessee, Roswell Lessee, Williamsburg Lessee, Pinecastle Lessee, Montrose Lessee and Club Hill Lessee are collectively referred to herein as the "Brookdale Lessees."

      C. Each of the Capstead Lessors, as lessor, has entered into a property lease agreement (each, a "Property Lease") with one of the Brookdale Lessees, as lessee, for assisted living, independent living or skilled nursing facilities currently known as Chambrel at Island Lake ("Island Lake"), Chambrel at Windsong ("Windsong"), Chambrel at Roswell ("Roswell"), Chambrel at Williamsburg ("Williamsburg"), Chambrel at Pinecastle ("Pinecastle"), Chambrel at Montrose ("Montrose"), and Chambrel at Club Hill ("Club Hill"), respectively. The Island Lake, Windsong, Roswell, Williamsburg, Pinecastle, Montrose and Club Hill facilities, including the land and any and all improvements thereon, are referred to individually as a "Facility" or collectively as the "Facilities", as the context may require.

      D. Brookdale Management is the owner of the beneficial interest in each of Brookdale Management II, LLC, a Delaware limited liability company (including permitted assigns, "Brookdale Management II"), Brookdale Management - Akron, LLC, a Delaware limited liability company (including permitted assigns, "Brookdale Management Akron"), and is the direct or indirect owner of all of the partnership interests in Brookdale Management - Texas, L.P., a Delaware limited partnership ("Brookdale Management Texas"). The Island Lake Lessee, Roswell Lessee, Williamsburg Lessee, and Pinecastle Lessee have entered into facility management agreements, dated on or about the date hereof, with Brookdale Management II to manage their respective Facilities, the Windsong Lessee and Montrose Lessee have entered into facility management agreements with Brookdale Management Akron to manage their respective Facilities, and the Club Hill Lessee has entered into a facility management agreement with Brookdale Management - Texas to manage its Facility (such agreements as may be amended from time to time are collectively referred to hereafter as the "Facility Management Agreements").

      E. Capstead and Brookdale desire to enter into this Master Lease respecting various agreements concerning the Facilities, and, in connection therewith, require various undertakings from Brookdale Management, all as more particularly set forth herein.

      In consideration of the mutual promises and agreements herein contained, the parties agree as follows:

1. DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this paragraph shall have the meanings assigned to them in this paragraph and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (iii) all references in this Agreement to designated "paragraphs" or "subparagraphs" and other subdivisions are to the designated paragraphs, subparagraphs and other subdivisions of this Agreement, and (iv) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph or subparagraph or other subdivision.

      "Adjustment Factor" shall mean a fraction, the numerator of which is the CPI for the month of March of the current Lease Year and the denominator of which is the CPI for the month of March of the immediately preceding Lease Year; provided that such fraction shall never be less than 1.0/1 or greater than 1.03/1.

      "Affiliate" shall mean, with respect to any Person, (i) in the case of any such Person which is a partnership, any general partner in such partnership or any limited partner holding, directly or indirectly, fifty percent (50%) or more of the partnership interests in such partnership; (ii) in the case of any such Person which is a limited liability company, any member of such limited liability company holding, directly or indirectly, fifty percent (50%) or more of the membership interests in such company; (iii) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (i) and (ii);
(iv) any other Person who is an officer, director or trustee of, or partner holding, directly or indirectly, fifty percent (50%) or more of the partnership, membership or stock interests in, such Person or any Person referred to in the preceding clauses (i), (ii) and (iii); and (v) any other Person who is a member of the Immediate Family of such Person or of any Person referred to in the preceding clauses (i) through (iv).

      "Award" shall mean all compensation, sums or other value awarded, paid or received by virtue of a compete or partial Condemnation of the Leased Property (after deduction of all reasonable legal fees and other reasonable costs and expenses, including, without limitation, expert witness fees, incurred in connection with obtaining any such award).

      "B Tranche Facility Fees" shall have the meaning given to such term in the applicable Property Leases.

      "B Tranche Letter of Credit" shall mean a letter of credit issued by a rated financial institution rated "A-1" or better by Standard and Poor's or "P-1" by Moody's Investor Services and obtained by Capstead or a Capstead Affiliate to secure the obligations under the so-called B Tranche bonds of the TEB Pool following the TEB Pool Refunding.

      "Balloon Payment" shall mean any payment of principal due under any Facility Mortgage in excess of that which would be required if the indebtedness secured thereby was fully amortized over the term of such Facility Mortgage; provided, however, if a sinking-fund or other such reserve has been established and is available to repay such principal indebtedness only the amount in excess thereof shall be deemed a Balloon Payment.

      "Bond Documents" shall mean any and all documents evidencing, securing or otherwise entered into in connection with any Bonds.

      "Bonds" shall mean the bonds issued in connection with any Facility Mortgage.

      "Brookdale Rent Payments" shall mean, collectively, the Master Rent, TEB Pool Enhancement Rent and all other charges, payments and sums due hereunder.

      "Business Day" shall mean any day other than Saturday, Sunday, or any other day on which the Federal Reserve System is authorized by law or executive action to close.

      "Capital Addition" shall mean any capital improvement to any Facility whose cost would be treated as a capital expenditure under GAAP.

      "Capital Additions Cost" shall mean the cost of any Capital Addition proposed to be made by Brookdale or any Brookdale Lessee, whether paid for by any Brookdale Lessee or Capstead Lessor. Such cost shall include, but not be limited to, the following: (i) the cost of construction of the Capital Addition, including site preparation and improvement, materials, labor, supervision, developer and administrative fees, legal fees, and costs of related design, engineering and architectural services, the cost of any fixtures, the cost of equipment and other personalty, the cost of construction financing (including, but not limited to, capitalized interest) and other miscellaneous costs approved by Capstead, which approval shall not be unreasonably withheld or delayed, (ii) if agreed to by Capstead in writing, in advance, the cost of any land (including all related acquisition costs incurred by any Brookdale Lessee) contiguous to the Facility to which such additional land is to become a part for the purpose of placing thereon a Capital Addition or any portion thereof or for providing means of access thereto, or parking facilities therefor, including the cost of surveying the same; (iii) the cost of insurance, real estate taxes, water and sewage charges and other carrying charges for such Capital Addition during construction; (iv) title insurance charges; (v) reasonable attorneys' fees and expenses; (vi) filing, registration and recording taxes and fees; (vii) documentary stamp or transfer taxes, and (viii) all actual and reasonable costs and expenses of Capstead and any Capstead Lessor or Brookdale and any Brookdale Lessee incurred in connection with such Capital Addition; provided, however, that in no event shall the direct or indirect costs of any Brookdale employees be deemed a Capital Additions Cost (other than construction management agreements under the Facility Management Agreements that are arms-length and have market terms).

      "Capstead Equity", which shall be determined on a non-amortizing basis, shall mean, for the period in question, the daily weighted average of the aggregate amount of (i) Capstead's or the Capstead Lessors' investment in the Facilities, which on the date of this Agreement is __________________ Dollars ($___________), plus (ii) the amount of all transaction costs paid by Capstead or its Affiliates in connection with the acquisition, financing, leasing, management or operation of the Facilities or as otherwise contemplated by the agreements evidencing the same, plus (iii) on each of May 1, 2002, June 1, 2002 and July 1, 2002, an additional One Million Dollars ($1,000,000) (Three Million Dollars ($3,000,000) in the aggregate), and (iv) such other adjustments as may be provided for herein.

      "Capstead's Minimum Amount" shall mean at any time the sum of (i) Capstead Equity, plus (ii) the original principal balance of all Facility Mortgages encumbering the Facilities as of the date hereof, plus (iii) the original principal balance of any Facility Mortgage that may encumber Windsong, if and when so effected.

      "Change in Control" shall mean the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC) of 50% or more, or rights, options or warrants to acquire 50% or more, of the outstanding shares of voting stock of Brookdale or any of the Brookdale Lessees (other than the parent of Brookdale or any of its Affiliates in a transaction which shall not result in any release of liability or obligation hereunder) or the merger or consolidation of Brookdale or any Brookdale Lessee with or into any other Person or any one or more sales or conveyances to any Person of all or substantially all of the assets of Brookdale or the Brookdale Lessees (other than the parent of Brookdale or any of its Affiliates in a transaction which shall not result in any release of liability or obligation hereunder).

      "Claims" shall have the meaning given to such term in Paragraph 11.

      "Code" shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as from time to time amended.

      "Commencement Date" shall mean the date of this Agreement.

      "Condemnation" shall mean, with respect to any Facility, (i) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation; (ii) a voluntary sale or transfer of the Facility by any Capstead Lessor to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending; and (iii) a taking or voluntary conveyance of all or part of the Facility, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any condemnation or other eminent domain proceeding affecting any such Facility, whether or not the same shall have actually been commenced.

      "Condemnor" shall mean any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

      "CPI" shall mean the Consumer Price Index for all Urban Consumers (CPI-U), U.S. City Average, All Items Less Food and Energy (1982-1984=100) as published by the Bureau of Labor Statistics of the U.S. Department of Labor, or if it ceases publication, a successor index measuring the price of a comparable market basket of consumer goods published by the United States or any agency or department thereof.

      "Current Lease Payment" shall mean the sum of (i) the Master Rent payable hereunder and (ii) the Base Rent, as defined in each of the Property Leases, payable in the aggregate under the Property Leases, calculated on a pro forma basis for the succeeding twelve (12) month period after giving effect to the event for which the Lease Coverage Ratio is being calculated. In the event Base Rent for such period is based on a variable interest rate, it shall be assumed, for purposes of determining the Current Lease Payment, that the average interest rate or rates in effect under the Facility Mortgage or Mortgages for the three
(3) months prior to the date of such calculation shall remain constant for the succeeding twelve (12) month period for which the computation is being made.

      "Date of Taking" shall mean the date the Condemnor has the right to possession of the Facility, or any portion thereof, in connection with a Condemnation.

      "Default" shall mean any event or condition that, with the giving of notice and/or lapse of time, may ripen into an Event of Default.

      "Entity" shall mean any general partnership, limited partnership, limited liability company or partnership, corporation, joint venture, trust, business trust, cooperative or association.

      "Event of Default" shall have the meaning given to such term in Paragraph 7(a).

      "Facility Management Agreement" shall have the meaning given to such term in the Recitals of this Agreement.

      "Facility Mortgage" shall mean, with respect to any Facility, any encumbrance securing the repayment of indebtedness (and including any obligations in connection with credit enhancement) now or hereafter placed upon such Facility, provided such Facility is then subject to the terms of a Property Lease.

      "Facility Mortgagee" shall mean the holder of a Facility Mortgage.

      "Facility State" shall mean the state where the Facility is located.

      "Fair Market Added Value" shall mean the aggregate Fair Market Value of the Facilities (including all Capital Additions) less the aggregate Fair Market Value of the Facilities determined as if any Capital Additions not financed by Capstead pursuant to Paragraph 5 had not been constructed.

      "Fair Market Value" shall mean the aggregate price that a willing buyer not compelled to buy would pay a willing seller not compelled to sell for the Facilities (inclusive of business value), (i) assuming the same is unencumbered by this Agreement or the Property Leases, and (ii) determined by agreement between Capstead and Brookdale or, failing agreement and upon demand by either party, the appraisal procedures set forth in Paragraph 14(d).

      "Fair Market Value Purchase Price" shall mean the positive difference between the aggregate Fair Market Value of the Facilities and the aggregate Fair Market Added Value of the Facilities.

      "Financial Officer's Certificate" shall mean, as to any Person, a certificate of the chief financial officer of such Person, duly authorized, accompanying the financial statements required to be delivered by such Person pursuant to Paragraph 9 in which such officer shall certify (i) that, to such officer's knowledge, such statements have been properly prepared in accordance with GAAP and are true, correct and complete in all material respects and fairly present the consolidated financial condition of such Person at and as of the dates thereof and the results of its and their operations for the periods covered thereby, and (ii) that such officer has reviewed this Agreement and, to such officer's knowledge, has no knowledge of any Event of Default hereunder.

      "FNMA" shall mean Fannie Mae, a federally chartered and stockholder owned corporation organized and existing under the Federal National Mortgage Association Charter Act, 12 U.S.C. Section 1716 et. seq.

      "GAAP" shall mean generally accepted accounting principles, consistently applied, and being principally derived from promulgations of The Financial Accounting Standards Board and The American Institute of Certified Public Accountants, or their successors.

      "Immediate Family" shall mean, with respect to any individual, such individual's spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents-in-law, brothers-in-law, sisters-in-law, nephews and nieces.

      "Lease Coverage Ratio" shall mean the NOI divided by the Current Lease Payment.

      "Lease Year" shall mean each twelve month period commencing on May 1 during the Term, provided the first Lease Year shall include the period of time from the Commencement Date through May 1, 2002.

      "Legal Requirements" shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Facility or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, certificates of need, authorizations and regulations necessary to operate such Facility for its intended use (as provided in the applicable Property Lease),
(b) all covenants, agreements, restrictions and encumbrances contained in any instruments including the Bond Documents and any other Facility Mortgages at any time in force affecting such Facility, including those (i) which may require material repairs, modifications or alterations in or to the Facility or (ii) with respect to which a violation thereof would in any way materially and adversely affect the use and enjoyment thereof, and (c) all requirements of any Third Party Payor Programs.

      "Master Lease" shall mean this Agreement including the Exhibits attached hereto, as it and they may be amended from time to time as herein provided.

      "Master Rent" shall mean, (i) for each month during the period beginning August 1, 2002 and continuing through January 31, 2003, 1.0208% of Capstead Equity, or (ii) for each month following January 31, 2003, one and one-quarter percent (1.25%) of Capstead Equity, calculated on the basis of a 360 day year and the actual number of days elapsed.

      "NOI" shall mean Total Revenues less Operating Expenses for the prior three (3) full calendar months annualized by multiplying the result by four (4).

      "Notice" shall mean a notice given or received in accordance with Paragraph 16.

      "Officer's Certificate" shall mean a certificate signed by an officer of Brookdale duly authorized by the board of managers of Brookdale.

      "Operating Expenses" shall mean, in aggregate, for all of the Facilities all expenses (determined on an accrual basis in accordance with GAAP), incurred by any of the Brookdale Lessees or any Related Party of any of them in connection with the operation of the Facilities or any use of the Facilities on a pro forma basis for the period in question including a 5% management fee and an annual capital reserve equal to $500 per residential unit, provided, however, that Debt Service (as defined in any Property Lease) shall not be included as an Operating Expense for purposes hereof.

      "Option Price" shall have the meaning set forth in Paragraph 14.

      "Overdue Rate" shall mean, on any date, a per annum rate of interest equal to the lesser of fifteen percent (15%) and the maximum rate then permitted under applicable law, calculated from the date any payment obligation is due (except with respect to payments which are indeterminable prior to Notice from Capstead, in which event the Overdue Rate shall be calculated from the tenth (10th) day following the date such Notice was received).

      "Parent" shall mean, with respect to any Person, any Person which owns directly, or indirectly through one or more Subsidiaries or Affiliated Persons, fifty percent (50%) or more of the voting or beneficial interest in such Person.

      "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

      "Property Lease" shall have the meaning given such term in the recitals hereto, as the same may be amended from time to time.

      "Related Party" shall mean, with respect to any Person, (i) in the case of any such Person which is a partnership, any general partner in such partnership or any limited partner holding, directly or indirectly, ten percent (10%) or more of the partnership interests in such partnership; (ii) in the case of any such Person which is a limited liability company, any member of such limited liability company holding, directly or indirectly, ten percent (10%) or more of the membership interests in such company; (iii) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (i) and (ii);
(iv) any other Person who is an officer, director or trustee of, or partner holding, directly or indirectly, ten percent (10%) or more of the partnership, membership or stock interests in, such Person or any Person referred to in the preceding clauses (i), (ii) and (iii); and (v) any other Person who is a member of the Immediate Family of such Person or of any Person referred to in the preceding clauses (i) through (iv).

      "Renewal Terms" shall have the meaning given such term in Paragraph 3(b).

      "Subsidiary" shall mean, with respect to any Person, any Entity in which such Person owns directly, or indirectly through one or more Subsidiaries, fifty percent (50%) or more of the voting or beneficial interest.

      "TEB Pool" shall have the meaning given to such term in Paragraph 12(a).

      "TEB Pool Enhancement Rent" shall mean an amount equal to the difference between (i) five and one-half percent (5.50%) of the B Tranche Letter of Credit amount, and (ii) the aggregate B Tranche Facility Fees payable by Brookdale or the Brookdale Lessees pursuant to the applicable Property Leases. The TEB Pool Enhancement Rent shall be payable monthly in arrears, and shall be so determined using one-twelfth (1/12) of the annualized B Tranche Facility Fees above.

      "Term" shall mean, collectively, the Initial Term and the Renewal Terms, to the extent properly exercised pursuant to the provisions of Paragraph 3, unless sooner terminated pursuant to the provisions of this Agreement.

      "Third Party Payor Programs" shall mean all third party payor programs in which any Brookdale Lessee presently or in the future may participate, including, without limitation, Medicare, Medicaid, CHAMPUS, Blue Cross and/or Blue Shield, Managed Care Plans, other private insurance programs and employee assistance programs.

      "Third Party Payors" shall mean Medicare, Medicaid, CHAMPUS, Blue Cross and/or Blue Shield, private insurers and any other Person which presently or in the future maintains Third Party Payor Programs.

      "Total Revenues" shall mean, in aggregate for all of the Facilities, all revenues (determined on an accrual basis in accordance with GAAP) received by the Brookdale Lessees or any Affiliate of any of them (without duplication) from the operation of the Facilities or any other use of the Facilities, or any portion thereof, including, without limitation, all resident rents and revenues received or receivable for the use of or otherwise by reason of all units, beds and other facilities provided, meals served, services performed, space or facilities subleased or goods sold on the Facilities, including, without limitation, and except as provided below, any other arrangements with third parties relating to the possession or use of the Facilities; provided, however, that Total Revenues shall not include: (i) allowances according to GAAP for uncollectible accounts, including credit accounts and charity care and other administrative discounts (other than allowance for uncollectable accounts related to Third Party Payor reimbursements properly submitted, which shall be deducted in determining Total Revenues), (ii) revenue from professional fees or charges by physicians and unaffiliated providers of services, when and to the extent such charges are paid over to such physicians or unaffiliated providers of services, or are separately billed and not included in comprehensive fees; (iii) non-operating revenues such as interest income or income from the sale of assets not sold in the ordinary course of business; (iv) revenues attributable to services actually provided off-site or otherwise away from a Facility, such as home health care, to persons that are not residents of a Facility; (v) security deposits of residents of a Facility;
(vi) proceeds of any insurance coverage other than Third Party Payor Programs and rent loss or business interruption coverage; and (vii) any Award from any Condemnation.

      "Unsuitable for its Intended Use" shall mean a state or condition of the Facility, such that (i) following any damage or destruction involving the Facility, such Facility cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage or destruction, within eighteen (18) months following such damage or destruction or such other period of time as to which business interruption insurance is available to cover Rent and other costs related to such Facility following such damage or destruction; or (ii) as the result of a partial taking by Condemnation, such Facility or Improvements, as the case may be, cannot be operated, in the good faith judgment of the affected Capstead Lessor and Brookdale Lessee, on a commercially practicable basis for its intended use (as set forth in the applicable Property Lease) taking into account, among other relevant factors, the number of usable units, the amount of square footage or the revenues affected by such damage or destruction or partial taking.

      "Wrongful Distribution" shall mean, in the event that Brookdale Rent Payments are due and owing and have not been made as required hereunder, the distribution of all or any portion of Total Revenues by Brookdale or any Brookdale Lessee to the Parent of Brookdale or any Affiliate (other than Brookdale) thereof that results in inadequate monies being available to make the Brookdale Rent Payments required hereunder, to the extent of any such shortfall on a cumulative basis (it being the intent of the parties that no such distribution to Brookdale's Parent or any Related Party thereto (other than to Brookdale, Capstead or Capstead's Affiliates) should be made unless all Brookdale Rent Payments due hereunder are current).

2. LEASE.

      Capstead hereby grants certain lease rights contained herein to Brookdale and Brookdale hereby grants certain lease rights contained herein to Capstead, all as more particularly set forth herein.

3. TERM.

      (a) Term. The term of this Agreement shall be coterminous with the latest to occur of the Property Lease termination dates (including renewals), it being acknowledged that the initial term of the Property Leases expires at midnight April 30, 2022, unless modified or earlier terminated pursuant to the terms of this Agreement or such Property Leases ("Initial Term").

      (b) Renewal Terms. Provided there is not an existing and continuing Event of Default under this Agreement or any of the Property Leases, and the Brookdale Lessees or their approved successors-in-interest shall continue to be lessees of the Facilities, Brookdale or its approved successor-in-interest shall have the option to renew or cause to renew all, but not less than all, of the Property Leases for two (2) additional ten (10) year periods (the "Renewal Term(s)"); provided, however, that the second ten (10) year renewal option shall be additionally conditioned upon Brookdale's having exercised the first ten (10) year renewal option. In the event of such exercise, Capstead and Brookdale shall cause and direct the Capstead Lessors and the Brookdale Lessees, respectively, to enter into such agreements as may be necessary to effect such renewals on the same terms and conditions as provided in the respective Property Leases (except that the Term shall be extended accordingly). Each Renewal Term shall automatically commence as of the end of the Initial Term or the initial Renewal Term, as applicable, unless Brookdale gives Capstead written notice of termination not less than two hundred seventy (270) days prior to the expiration of the Initial Term or the expiration of the initial Renewal Term, as applicable. As used herein, the Initial Term and the Renewal Term(s), if exercised, shall be referred to hereinafter collectively as the "Term".

4. BROOKDALE RENT PAYMENTS.

      (a) Brookdale Rent Payments. Brookdale shall pay to Capstead (or as Capstead may direct), in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction, the Master Rent, the TEB Pool Enhancement Rent and any other payments required hereunder during the Term (collectively, as the context may require, the "Brookdale Rent Payments"), except as hereinafter expressly provided. All payments to Capstead shall be made by wire transfer of immediately available federal funds or by other means acceptable to Capstead in its sole discretion. Payments for any partial month shall be prorated on a per diem basis based on a 360 day year and the actual number of days elapsed.

      (b) Master Rent. The Master Rent shall be paid in arrears on the first
(1st) day of each calendar month for the immediately preceding month. Master Rent shall be adjusted on May 1 of each Lease Year by multiplying Master Rent for the immediately preceding Lease Year by the Adjustment Factor.

      (c) TEB Pool Enhancement Rent. The TEB Pool Enhancement Rent shall be paid in arrears on the first (1st) day of each calendar month for the immediately preceding month.

      (d) Overdue Interest. If Brookdale fails to make any payment of Master Rent or TEB Pool Enhancement Rent on or before the date such payment is due and payable and such amount remains unpaid for a period of five (5) Business Days, such past due payment shall bear interest at the Overdue Rate; provided, however, that with respect to any other sums or amounts to be paid by Brookdale hereunder, the Overdue Rate shall apply if such amounts remain unpaid for a period of five (5) Business Days after Notice thereof from Capstead is received by Brookdale (calculated from the date of such receipt). The amount of any interest due under this Paragraph 4(d) shall not be diminished by Brookdale's making a partial payment, except in such circumstances where Brookdale provides evidence reasonably satisfactory to Capstead that the payment rendered was intended as a full payment, and that the shortfall was due to a good faith mistake.

      (e) Payment without Abatement. No abatement, diminution or reduction of any payments required hereunder shall be allowed to Brookdale or any person claiming under Brookdale, under any circumstances or for any reason whatsoever, except to the extent herein provided.

5. CAPITAL ADDITIONS.

      (a) Capital Additions Financed by Capstead. If Capstead shall, at the request of Brookdale or any Brookdale Lessee and in Capstead's sole discretion (except as provided in Paragraph 5(c)), elect to finance any proposed Capital Addition, Brookdale shall provide Capstead with such information as Capstead may from time to time request, including, without limitation, the following:

            (i) Evidence that such Capital Addition will be, and upon completion, has been, completed in compliance with all Legal Requirements;

            (ii) Copies of all building, zoning and land use permits and approvals and upon completion of such Capital Addition, a copy of the certificate of occupancy for such Capital Addition, if required;

            (iii) Such information, certificates, licenses, permits or other documents necessary to confirm that the applicable Brookdale Lessee will be able to use the Capital Addition upon completion thereof in accordance with the Facility's intended use as an assisted living, independent living or skilled nursing facility, as applicable, including all Legal Requirements;

            (iv) An Officer's Certificate and a certificate from Brookdale's or the applicable Brookdale Lessee's architect, if available, setting forth, in reasonable detail, the projected (or actual, if available) Capital Additions Cost and invoices and lien waivers from the applicable Brookdale Lessee's contractors for such work;

            (v) A deed conveying to the applicable Capstead Lessor title to any land acquired for the purpose of constructing the Capital Addition free and clear of any liens or encumbrances, except those approved by Capstead, and, upon completion of the Capital Addition, a final as-built survey thereof reasonably satisfactory to Capstead;

            (vi) Endorsements to any outstanding policy of title insurance covering the applicable Facility or commitments therefor, reasonably satisfactory in form and substance to Capstead, (A) adding any land acquired for purposes of constructing the Capital Addition, (B) updating the same without any additional exceptions except as reasonably approved by Capstead, and (C) increasing the coverage thereof by an amount equal to the Capital Additions Cost;

            (vii) Copies of plans and specifications relating to such Capital Addition and other instruments reasonably required by Capstead; and

            (viii) An Officer's Certificate setting forth the Lease Coverage Ratio following the making of the advance requested pursuant to this Paragraph 5(a).

      (b) Non-Capital Additions. Nothing herein shall limit the right of any Brookdale Lessee to make additions, modifications or improvements to the Facilities which are not Capital Additions ("Non-Capital Additions") as provided in any applicable Property Lease.

      (c) Capital Addition Advances. Subject to Brookdale's making the first Three Million Dollars ($3,000,000) of Capital Additions and providing evidence satisfactory to Capstead thereof, and otherwise satisfying the conditions of this Paragraph 5, Capstead agrees, at any time during the first three (3) Lease Years, to advance to Brookdale, from time to time, as hereinafter provided, the aggregate amount of up to Three Million Dollars ($3,000,000) for the purpose of making Capital Additions to the Facilities, as generally described on Schedule I attached hereto. The obligation of Capstead to make each advance pursuant to this Paragraph 5(c) shall be subject to the satisfaction of the following additional conditions:

            (i) such Capital Additions shall have been generally described in the capital budget submitted pursuant to Subparagraph 9(a)(v);

            (ii) at the time of each disbursement no Event of Default shall have occurred and be continuing;

            (iii) all such advances (other than the final advance) shall be in the amount of at least Two Hundred Fifty Thousand Dollars ($250,000);

            (iv) at least ten (10) days before the date on which Brookdale desires a disbursement to be made hereunder, Brookdale shall submit to Capstead a written requisition and the substantiation therefor which shall include bills and invoices with respect to the work for which reimbursement is sought, together with such other information with respect thereto as Capstead may reasonably require, including, without limitation, the items identified in Paragraph 5(a), if applicable;

            (v) at least ten (10) days before the date on which Brookdale desires a disbursement be made hereunder, Brookdale shall deliver an Officer's Certificate stating that the Lease Coverage Ratio for all of the Facilities, in aggregate, will be equal to at least 1.25;

            (vi) Capstead's review and approval of the foregoing items, which approval shall not be unreasonably withheld or delayed.

All such advances made pursuant to Paragraph 5(a) in respect of Capital Additions made to the Facility, if approved by Capstead, and this Paragraph 5(c) shall be added to Capstead Equity and the Master Rent shall be adjusted accordingly.

6. ASSIGNMENT, SUBLETTING AND MATERIAL CONTRACTS.

      (a) Transfers Prohibited Without Consent. Brookdale shall not, without the prior written consent of Capstead, which consent shall not be unreasonably withheld or delayed, in each instance, sell, assign or otherwise transfer its ownership interest in the Brookdale Lessees, in whole or in part, or any rights or interest which Brookdale may have under this Agreement. For purposes of this Paragraph 6(a), Capstead's consent shall be deemed reasonably withheld if, in Capstead's sole discretion reasonably exercised, the creditworthiness or industry experience of any proposed transferee or its affiliates is not comparable to that of Brookdale and its Affiliates. When given, the consent of Capstead to any such transfer shall in no event be construed to relieve Brookdale or such transferee from the obligation of obtaining the express consent in writing of Capstead to any further transfer. Any assignment or transfer in violation of this Paragraph 6(a) shall be voidable at Capstead's option.

      (b) Pledge Requirement. Brookdale acknowledges that, at the time of the TEB Pool Refunding, Brookdale or any transferee, as the case may be, shall be required to cause a pledge of the ownership interests in Brookdale or such transferee, as applicable, to Capstead to secure its obligations under this Agreement (the "Brookdale Pledge").

      (c) Material Contracts. Prior to entering into any contract or modifying any existing contract that materially changes the scope of services provided to the residents of any Facility or that would otherwise require adjustment to the Base Revenue calculation or that engages any Brookdale Related Party, Brookdale shall obtain Capstead's consent, which consent shall not be unreasonably withheld or delayed

7. DEFAULT; REMEDIES.

      (a) Default. Upon the occurrence of any one or more of the following events ("Event of Default"), Brookdale shall have the affirmative obligation to notify Capstead as soon as it knows of any Event of Default, and Capstead shall have the right to exercise any rights or remedies available in this Agreement, at law or in equity. Events of Default shall be:

            (i) Any default by any of the Brookdale Lessees under the terms of their respective Property Leases with the Capstead Lessors, and the continuation of such default beyond the applicable cure period therefor (as used herein, "continuation" or "continuing", as the context may require);

            (ii) Brookdale's failure to pay when due hereunder any of the Brookdale Rent Payments (whether due to a Wrongful Distribution or otherwise) and such failure is not cured within five (5) Business Days;

            (iii) Brookdale's failure to perform any other of the terms, covenants or conditions contained in this Agreement if not remedied within thirty (30) days after receipt of Notice thereof, or, if such default cannot reasonably be remedied within such period, Brookdale does not within thirty (30) days after Notice thereof commence such act or acts as shall be necessary to remedy the default and shall not thereafter diligently complete such act or acts within a reasonable time, provided, however, in no event shall such cure period extend beyond one hundred eighty (180) days after Notice thereof;

            (iv) if Brookdale becomes bankrupt or insolvent, or files any debtor proceedings, or files pursuant to any statute a petition in bankruptcy or insolvency or for reorganization, or files a petition for the appointment of a receiver or trustee for all or substantially all of its assets, and such petition or appointment shall not have been set aside within ninety (90) days from the date of such petition or appointment, or if any of the foregoing are filed against Brookdale, or if Brookdale makes an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if Brookdale's interest in all or portion of the Total Revenues is attached, seized or made subject to any other judicial seizure and such seizure or attachment is not discharged within ninety (90) days;

            (v) if Brookdale is liquidated or dissolved, or begins proceedings toward such liquidation or dissolution, or, in any manner, permits the sale or divestiture of substantially all of its assets;

            (vi) other than required by Paragraph 6(a) if a Change of Control occurs with regard to Brookdale or the ownership interest of Brookdale in the Brookdale Lessees is voluntarily or involuntarily transferred, assigned, conveyed, levied upon or attached in violation of the terms of this Agreement, unless Brookdale is contesting such lien or attachment in good faith in accordance with Paragraph 11 ("Permitted Contests") hereof;

            (vii) if any Person (other than any Person who as of the date hereof, directly or indirectly has an ownership interest in Brookdale) acquires more than 9.8% of the outstanding ownership interests in Brookdale, which, in Capstead's sole determination, would adversely affect the status of Capstead or its Parent as a real estate investment trust under the applicable provisions of the Code; or

            (viii) at any time following the TEB Pool Refunding, the Facilities fail to maintain a Lease Coverage Ratio for any Lease Year of at least 1.10x on an aggregate basis.

      (b) Remedies. If any of the Events of Default hereinabove specified shall occur and be continuing, Capstead shall have and may exercise any one or more of the following rights and remedies, exclusive of any remedies that may be available to any of the Capstead Lessors if such Event of Default is also an event of default under the applicable Property Lease:

            (i) Capstead may recover immediately from Brookdale any and all Brookdale Rent Payments and other sums and damages due or in existence at the time of such termination, including, without limitation, all Master Rents, TEB Pool Enhancement Rents and other sums, charges, payments, costs and expenses agreed and/or required to be paid by Brookdale to Capstead hereunder with interest thereon at the Overdue Rate provided herein;

            (ii) Capstead may terminate any Facility Management Agreement with Brookdale Management II , Brookdale Management Akron or Brookdale Management Texas;

            (iii) Capstead may, by written notice thereof to Brookdale, terminate Brookdale's option to renew the Property Leases for any or all of the Renewal Terms;

            (iv) Capstead may, without causing any of the Capstead Lessors to re-enter, retake or resume possession of the Facility, sue for all Brookdale Rent Payments and all other sums, charges, payments, costs and expenses due from Brookdale to Capstead hereunder either: (A) as they become due under this Agreement, taking into account that Brookdale's right and option to pay the Brookdale Rent Payments hereunder on a monthly basis in any particular Lease Year is conditioned upon the absence of an Event of Default under this Agreement; or (B) at Capstead's option, accelerate the maturity and due date of the whole or any part of the Brookdale Rent Payments for the entire then-remaining unexpired balance of the Initial Term or the applicable Renewal Term, as the case may be (reduced to its present value, applying an interest rate of seven percent (7%)), less the fair rental value of the Facilities reduced to its present value, as well as all other sums, charges, payments, costs and expenses required to be paid by Brookdale to Capstead hereunder, including, without limitation, damages for breach or default of Brookdale's obligations hereunder in existence at the time of such acceleration, such that all sums due and payable under this Agreement shall, following such acceleration, be treated as being and, in fact, be due and payable in advance as of the date of such acceleration. Capstead may then proceed to recover and collect all such unpaid Brookdale Rent Payments and other sums so sued for from Brookdale by distress, levy, execution or otherwise.

            (v) Capstead may pursue its remedies under the Brookdale Pledge pursuant to which the equity interests of Brookdale or its transferee are pledged as provided in Paragraph 6.

      In addition to the remedies hereinabove specified and enumerated, Capstead shall have and may exercise such other rights and remedies as are available at law or in equity, and the mention in this Agreement of any particular remedy shall not preclude Capstead from having or exercising any other remedy at law or in equity. Nothing herein contained shall be construed as precluding Capstead from having or exercising such lawful remedies as may be and become necessary in order to preserve its rights hereunder, even before the expiration of any notice periods provided for in this Agreement, if under the particular circumstances then existing the allowance of such notice periods will prejudice or will endanger the rights of Capstead in this Agreement and in its ownership interest the Facility.

8. CONDEMNATION.

      (a) Complete Taking. If (i) the whole of the any Facility shall be taken by Condemnation or (ii) a Condemnation of less than the whole of any Facility renders such Facility Unsuitable for its intended use as provided in the applicable Property Lease, then, subject to the provisions of any Property Lease and related Facility Mortgage, this Agreement shall be deemed modified so as to exclude such Facility as of the date that title shall be taken, and all Brookdale Rent Payments due hereunder shall be adjusted accordingly. The amount of any Award received by the related Capstead Lessor as compensation for any Condemnation shall, to the extent such Award is greater than the outstanding balance of the applicable Facility Mortgage, be applied to reduce Capstead Equity.

      (b) Partial Taking. If any part of a Facility shall be taken by Condemnation, such that the Facility may still be used for its intended use as provided in the applicable Property Lease, this Agreement shall, subject to the provisions of the applicable Property Lease and any Facility Mortgage, not terminate or be terminated and the Master Rent to be paid by Brookdale after such Condemnation shall be adjusted by reducing Capstead Equity by the amount of the Award received and retained by the related Capstead Lessor.

      (c) Notices. Each of Capstead and Brookdale further covenants and agrees to give the other immediate notice of the actual or threatened commencement of any Condemnation proceedings and to deliver to the other copies of any and all papers served in connection with any such proceedings.

9. FINANCIAL AND OTHER STATEMENTS. Brookdale shall furnish the following statements to Capstead during the Term:

      (a) Financial Statements.

            (i) within twenty (20) days after each of the first three quarters of any Lease Year, the most recent unaudited financial statements of Brookdale, in each case accompanied by the Financial Officer's Certificate;

            (ii) within twenty (20) days after the end of each Lease Year, the most recent financial statements of Brookdale, in each case accompanied by a Financial Officer's Certificate;

            (iii) within fifteen (15) days after the end of each calendar month, an unaudited statement of income, including occupancy percentages and payor mix for the Facilities on an aggregate basis, accompanied by a Financial Officer's Certificate;

            (iv) promptly, upon Notice from Capstead, such other information concerning the business, financial condition and affairs of Brookdale and any Brookdale Lessees as Capstead may reasonably request from time to time;

            (v) thirty (30) days prior to the first day of each Lease Year for the first three (3) Lease Years, a capital budget for such Lease Year describing in reasonable detail all anticipated Capital Additions to be made each Facility, together with a description of the source of funds therefor;

            (vi) within twenty (20) days following the end of the applicable Lease Year, Brookdale shall deliver to Capstead, an Officer's Certificate setting forth the Total Revenues for such preceding Lease Year; and

            (vii) other financial statements required to be delivered in connection with any Fannie Mae credit enhancement for any Facility as applicable.

      (b) Proprietary Information. Any proprietary information obtained by the parties hereunder pursuant to the provisions of this Agreement shall be treated as confidential, except that such information may be used, subject to the appropriate confidentiality safeguards, in any litigation between the parties or in connection with other Legal Requirements or as otherwise required by securities or other laws. The obligations of Brookdale and Capstead contained in this Paragraph 9(a) shall survive the expiration or earlier termination of this Agreement; and

      (c) Record Keeping. Brookdale shall utilize, or cause the Brookdale Lessees to utilize, an accounting system for the Facilities in accordance with its usual and customary practices and in accordance with GAAP, which will accurately record all Total Revenues, and Brookdale or the Brookdale Lessees shall retain, for at least five (5) years after the expiration of each Lease Year, the accounting books and records supporting the determination of Total Revenues for such Lease Year. Capstead, at its own expense except as provided herein below, shall have the right from time to time by its accountants or representatives to audit the information set forth in the Officer's Certificate and, in connection with such audits, to examine Brookdale or any Brookdale Lessee's books and records (upon reasonable notice during customary business hours) with respect thereto (including supporting data and sales and excise tax returns) subject to any prohibitions or limitations on disclosure of any such data under applicable law or regulations, including such limitations as may be necessary to preserve the confidentiality of the facility-patient relationship and the physician-patient privilege and/or other similar privilege or confidentiality obligations. If any such audit discloses that the Total Revenues actually received by Brookdale or the Brookdale Lessees for any Lease Year exceed those reported by Brookdale or the

Brookdale Lessees by more than five percent (5%), Brookdale shall pay the reasonable cost of such audit and examination.

      (d) Brookdale Rent Statements. Together with each payment of the Master Rent and TEB Pool Enhancement Rent, Brookdale shall deliver an Officer's Certificate setting forth the computations of each component of Master Rent and TEB Pool Enhancement Rent due for the applicable period.

10. ADDITIONAL COVENANTS OF BROOKDALE. Brookdale shall not create, incur, assume or guarantee, or permit to exist, or become or remain liable directly or indirectly upon, any indebtedness, other than debts incurred in the ordinary course of business (but in no event greater than $250,000), without Capstead's prior written consent, which consent shall not be unreasonably withheld or delayed.

11. LIMITATION ON LIABILITY. If Brookdale is awarded a money judgment against Capstead, then Brookdale's sole recourse for satisfaction of such judgment shall be limited to execution against Capstead's ownership interest in the Capstead Lessors. In no event shall any trustee, stockholder, shareholder, member, manager, partner, employee, officer or beneficiary of Capstead be personally liable for the obligations of Capstead or any Capstead Lessor hereunder. Except to the extent provided in the terms of any Parent guaranty or indemnity, in no event shall any trustee, shareholder, member, guarantor, partner, employee, officer or beneficiary of Brookdale be personally liable for any of the obligations of Brookdale hereunder.

12. FACILITY MORTGAGES.

      (a) Existing Tax-Exempt Bonds. Certain of the Facilities described on Exhibit A attached hereto and made a part hereof are encumbered by mortgages securing tax-exempt bonds (the "TEB Pool"). Brookdale and the applicable Brookdale Lessees for such Facilities shall use commercially reasonable efforts to arrange for a refunding of the TEB Pool on terms and conditions reasonably acceptable to Capstead and the Capstead Lessors (the "TEB Pool Refunding") as soon as practicable after six (6) months following the Commencement Date and prior to the end of the second (2nd) Lease Year. Prior to the TEB Pool Refunding, Capstead shall provide all required collateral to the holders of the TEB Pool as may be required by the holders thereof. Any such collateral deposited or paid by Capstead shall be included in Capstead Equity. Upon the TEB Pool Refunding, such collateral shall be returned to Capstead in reduction of Capstead Equity and the Master Rent shall be adjusted accordingly. Brookdale hereby agrees to indemnify Capstead for any loss, cost, liability or expense incurred in connection with any examination by the Internal Revenue Service ("IRS") of the underlying TEB Pool Bonds and related documentation associated with the tax-exempt status of the TEB Pool Bonds, as well as for any loss, cost, liability or expense (including penalties and interest) resulting, directly or indirectly, from a conclusive IRS determination that the TEB Pool Bonds are taxable. Any such loss, cost, liability or expense not paid directly or reimbursed by Brookdale or otherwise incurred by Capstead shall be added to Capstead Equity, and Master Rent shall be adjusted accordingly as of the date of such payment. Brookdale shall have the right at its sole cost and expense to contest the validity of any such IRS determination by appropriate legal proceedings, conducted in good faith and with due diligence, subject generally to the assurances required to be provided by Tenant to Landlord pursuant to the "Permitted Contests" section of the applicable Property Lease.

      (b) "B Tranche" Bonds. Provided there is no existing and continuing Event of Default, Capstead shall provide credit enhancement for the marketing of so-called "B Tranche" bonds in connection with the TEB Pool Refunding in an amount equal to the lesser of (i) the positive difference between (A) Seventy Two Million Dollars ($72,000,000) and (B) the amount of FNMA credit enhanced or so-called "A Tranche" Bonds issued or (ii) Twelve Million Dollars ($12,000,000). Such B Tranche credit enhancement shall be effected by Capstead or one of its Affiliates acting as obligor with respect to the B Tranche Letter of Credit. If the aggregate proceeds of TEB Pool Refunding are not sufficient to refund the existing TEB Pool, Capstead shall pay such additional sums necessary to refund the existing TEB Pool and the amount thereof shall be added to Capstead Equity and the Master Rent due under this Agreement shall be adjusted accordingly.

      (c) Additional Financing. At any time during the first three (3) Lease Years, provided (i) there is no existing and continuing Event of Default, and
(ii) the Lease Coverage Ratio is at least 1.25, Brookdale shall have the right to arrange for a Facility Mortgage to be placed on the Windsong Facility. Such financing shall be on terms and conditions reasonably acceptable to Capstead. The proceeds of any such financing shall be paid to Capstead in reduction of Capstead Equity and the Master Rent shall be adjusted accordingly as of the date of any such financing.

      (d) Capstead's Cooperation. In connection with the TEB Pool Refunding or any effort to maintain the amount and tax-exempt status of the Bonds, or any additional financing described in Paragraph 12(c), Capstead and the Capstead Lessors shall cooperate with Brookdale and the Brookdale Lessees in connection therewith, including, without limitation, (i) executing loan commitments, (ii) delivering financial statements and information and (iii) executing loan and other documents, including mortgages and/or deeds of trust encumbering the applicable Facilities; provided the terms thereof shall be commercially reasonable and not, in Capstead's sole discretion, unduly restrict Capstead's ability to conduct its business consistent with past practices or pursuant to stated objectives; and, provided further, that such terms be non-recourse to Capstead, the Capstead Lessors and their Affiliates (other than normal and customary non-recourse guaranties). All costs and expenses of the TEB Pool Refunding and any such additional financing including, without limitation, loan commitment fees, letter of credit fees, reasonable attorneys' fees and expenses (of lender, Brookdale and Capstead), rating agency fees, title insurance premiums, survey costs and mortgage or documentary taxes or stamps, shall be paid by Capstead, subject to reimbursement from the proceeds of the TEB Pool Refunding or such additional financing, as the case may be, and Capstead Equity shall be adjusted accordingly.

      (e) Payments at Final Maturity; Refinancing of Facility Mortgages. Upon the final maturity of any Facility Mortgage resulting in a Balloon Payment of principal, Capstead shall be obligated to pay the amount necessary to retire such indebtedness, and Debt Service shall be adjusted in accordance with the provisions of the applicable Property Lease. Provided no Event of Default has occurred and is continuing, the mutual consent of Capstead and Brookdale shall be required to refinance any Facility Mortgage at any time other than final maturity or the three (3) month period prior thereto. In the event that Capstead, with the consent of Brookdale, grants a new Facility Mortgage in connection with a refinancing thereof (other than a payment at final maturity), the Base Rent under the applicable Property Lease shall be adjusted on the basis of the principal amount of the refinanced Facility Mortgage on its maturity date, a twenty-five (25) year amortization period commencing on the maturity date of the refinanced Facility Mortgage (so long as quotations therefor are commercially available, and, if not, the longest amortization period under 25 years that is commercially available shall be used) and the stated interest rate on the new Facility Mortgage; provided, that, if the principal amount of the new Facility Mortgage exceeds the principal amount of the Facility Mortgage being retired, then Capstead and Brookdale shall jointly obtain a quote from a reputable mortgage lender in the business of making first mortgage loans on similar facilities in the area of the Facility being refinanced for a first mortgage loan in a principal amount equal to the principal amount of the old Facility Mortgage on the maturity date, and the interest rate used in adjusting Base Rent under the applicable Property Lease shall be the lesser of the actual interest rate under the new Facility Mortgage or the quoted interest rate for the loan at a lesser principal amount. All proceeds from any refinancing of a Facility Mortgage pursuant to this Paragraph 12 shall belong to Capstead and an adjustment shall be made to the Master Rent and Capstead Equity on account thereof. In the event Capstead pays the principal amount of the Facility Mortgage with its own funds (other than a payment at Final Maturity), then either (i) the Master Rent shall be adjusted by adding such amount to Capstead's Equity or (ii) the Base Rent under the applicable Property Lease shall be adjusted by assuming a Debt Service (as defined in the applicable Property Lease) based on the repaid principal balance of the Facility Mortgage, a twenty-five (25) year amortization (so long as quotations therefor are commercially available, and, if not, the longest amortization period under 25 years that is commercially available shall be used) and an interest rate based on a quote from a reputable mortgage lender in the manner provided above, whichever is less. If, at any time, the Base Rent payable under a Property Lease is less than Debt Service (as defined in such Property Lease) on account of the adjustments to be made as provided above, Capstead and Brookdale shall cause the applicable Capstead Lessor and Brookdale Lessee, respectively, to enter into an amendment to such Property Lease reflecting a Base Rent as herein determined.

13. REPRESENTATIONS AND WARRANTIES.

      (a) Representations of Brookdale. To induce Capstead to enter into this Agreement, Brookdale represents and warrants to Capstead as follows:

            (i) Status and Authority of Brookdale. Brookdale is a limited liability company duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Brookdale has all requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Brookdale has duly qualified to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification.

            (ii) Action of Brookdale. Brookdale has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the valid and binding obligation and agreement of Brookdale, enforceable against Brookdale in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

            (iii) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Brookdale, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any Facility or any property or asset of Brookdale pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other material agreement or instrument by which Brookdale is bound.

            (iv) Litigation. Brookdale has received no written notice and, to Brookdale's knowledge, no action or proceeding is pending or threatened which questions the validity of this Agreement.

      (b) Representations of Capstead To induce Brookdale to enter into this Agreement, Capstead represents and warrants to Brookdale as follows:

            (i) Status and Authority of Capstead. Capstead is a duly organized, validly existing limited liability company and in good standing under the laws of the State of Delaware, and has all requisite power and authority under the laws of such state to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Capstead has duly qualified and is in good standing in each jurisdiction in which the nature of the business conducted by it required such qualification.

            (ii) Action of Capstead. Capstead has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of this Agreement by Capstead constitutes the valid and binding obligation and agreement of Capstead, enforceable against Capstead in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

            (iii) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Capstead, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in any creation of any lien, charge or encumbrance upon any Facility or any of the property or asset of Capstead pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other material agreement or instrument by which Capstead is bound

            (iv) Litigation. No investigation, action or proceeding is pending and, to Capstead's knowledge, no action or proceeding is pending or threatened which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

14. PURCHASE OPTION.

      (a) Purchase Option. Subject to (i) the rights of any Facility Mortgagee to consent to or otherwise approve any such purchase and (ii) there not being an Event of Default that has occurred and is continuing hereunder, at any time after the end of the fifth (5th) Lease Year, Brookdale shall have the option, exercisable by giving Capstead an irrevocable written Notice (the "Purchase Notice") of Brookdale's election to exercise such option, to purchase all, and not less than all, of the Facilities or the ownership interest of Capstead ("Capstead Ownership Interest") on the date specified in such Purchase Notice at a price equal to the greater of (A) the Fair Market Value Purchase Price or (B) Capstead's Minimum Amount (the "Option Price"). Brookdale shall deliver the Purchase Notice to Capstead not less than one hundred twenty (120) days prior to date specified as the Closing Date in the Purchase Notice. If Brookdale exercises its option to purchase the Facilities or Capstead Ownership Interest pursuant to this Paragraph 14(a) (the "Purchase Option"), Capstead shall transfer to Brookdale or its designee all of the Capstead Lessors' right, title and interest in and to the Facilities or the Capstead Ownership Interest on the date specified in the Purchase Notice upon receipt of the Option Price in accordance with Paragraph 14(b). Except for the conditions precedent to the exercise of the Purchase Option set forth in this Paragraph 14, the provisions hereof shall not be construed as limiting Brookdale's right to retain the Purchase Option in connection with the transfer of its interest hereunder or under the Property Leases pursuant to Paragraph 6.

      (b) Provisions Relating to the Exercise of Purchase Option as to Facilities. In connection with Brookdale's exercise of its Purchase Option to purchase the Facilities, upon the tender by Brookdale of the Option Price:

            (i) The Capstead Lessors shall execute and deliver to Brookdale (or to the Brookdale's designee) at Brookdale's cost and expense a special warranty deed with respect to the Facilities, a bill of sale with respect to any Personal Property (as defined in the Property Leases) and an assignment of the Capstead Lessors' entire interest in the Facilities, in each case in recordable form in the relevant jurisdiction, but with no representation or warranty of any kind by any Capstead Lessor except as to the absence of any Liens attributable to any Capstead Lessor;

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

            (ii) The Facilities shall be conveyed to Brookdale, the Brookdale Lessees or their nominees "AS IS" and in their then present physical condition;

            (iii) Capstead and the Capstead Lessors shall execute and deliver to Brookdale and the Brookdale Lessees or their nominees and Brookdale's title insurance company an affidavit as to the absence of liens attributable to the Capstead Lessors;

            (iv) Capstead shall execute such other documents reasonably requested by Brookdale, the Brookdale Lessees or their nominees or otherwise required under local law, to effect a transfer of the Facilities and title thereto; and

            (v) Should Brookdale assume any Facility Mortgage in connection with the purchase of the Facilities, Brookdale shall receive a credit against the Option Price in an amount equal to (a) the outstanding principal balance of the Facility Mortgage less (b) any principal reserve or sinking fund held by the Facility Mortgagee for application to future principal payments under such Facility Mortgage and Capstead or the applicable Capstead Lessor(s) shall assign all rights and interests in and to any such principal reserve or sinking fund. In the event Brookdale does not assume any Facility Mortgage, all remaining reserves, escrows or sinking funds held by the applicable Facility Mortgagee shall be Capstead's or the applicable Capstead Lessor's.

            (vi) No other prorations or adjustments shall be made and all costs and expenses incurred in connection therewith shall be borne by Brookdale, provided that Capstead shall assign or cause to be assigned without adjustment to the Option Price any real estate tax, insurance or capital expenditures impounds, escrows or reserves held by Capstead, any Capstead Lessors or Facility Mortgagee.

      (c) Provisions Relating to the Exercise of Purchase Option as to Capstead Ownership Interest. In connection with Brookdale's exercise of its Purchase Option to purchase the Capstead Ownership Interest, upon the tender by Brookdale of the Option Price:

            (i) The parties authorized to transfer the Capstead Ownership Interest shall execute and deliver or cause to be executed and delivered at Brookdale's cost and expense such instruments as may be necessary to affect the transfer the Capstead Ownership Interest, but with no representations and warranties of any kind by Capstead except as to known liabilities or the absence of liens attributable to any Capstead Lessor; and

            (ii) Capstead shall otherwise execute and deliver at Brookdale's expense, such documents reasonably requested by Brookdale, the Brookdale Lessees or their nominees to facilitate the transfer of the Capstead Ownership Interest.

      (d) Appraisal Procedure. In the event that it becomes necessary to determine the Fair Market Value or Fair Market Added Value of any Facility for any purpose of this Agreement and the parties cannot agree thereon, such Fair Market Value shall be determined upon the written demand of either party in accordance with the following procedure.

      The party requesting an appraisal, by Notice given within thirty (30) days after the date of the event that requires or permits such procedure, shall propose and unilaterally approve an appraiser licensed to perform MAI appraisals and experienced in the valuation of assisted living, independent living or skilled nursing facilities (a "Qualified Appraiser"). The other party, by Notice given within fifteen (15) days after receipt of such Notice appointing the first Qualified Appraiser, may appoint a second Qualified Appraiser. If the other party fails to appoint the second Qualified Appraiser within such fifteen (15) day period, such party shall have waived its right to appoint a Qualified Appraiser, and the first Qualified Appraiser shall make the sole determination of the Fair Market Value.

      The selected Qualified Appraiser or Appraisers shall thereupon determine the Fair Market Value. Each such Qualified Appraiser shall, within thirty (30) days following his appointment, submit his appraisal of fair market value to each of Capstead and Brookdale in writing, and if the fair market values set forth in such appraisals vary by five percent (5%) or less of the greater value, the Fair Market Value shall be determined by calculating the average of the two fair market values determined by the two appraisers.

      If the fair market values set forth in the two appraisals vary by more than five percent (5%) of the greater of the two values, the two Qualified Appraisers shall select a third Qualified Appraiser within an additional fifteen
(15) days following the submittal of the last appraisal. If the two appraisers are unable to agree upon the appointment of a third appraiser within such fifteen (15) day period, either party may, upon written notice to the other, request that such appointment be made by the then President (or equivalent officer) of the Chapter of the American Institute of Real Estate Appraisers in the Facility State , or his or her designee or, if there is no such organization or if such individual declines to make such appointment, by any state or Federal court of competent jurisdiction for the Facility State.

      Within twenty (20) days following his selection, the third appraiser shall review the two (2) appraisals and select the appraisal that he determines most clearly reflects the fair market value. The selected fair market value shall then be the Fair Market Value.

      In connection with the appraisal process, Brookdale shall provide the appraisers full access during normal business hours to examine the Facilities, the books, records and files of Brookdale and the Brookdale Lessees and all agreements, leases and other operating agreements relating to the Facilities. The costs of each party's appraisal shall be borne by the selecting party and the cost of the third appraisal shall be shared equally. Upon determining such value, the appraisers shall promptly notify Capstead and Brookdale in writing of such determination. The determination of the Qualified Appraisers made in accordance with the foregoing provisions shall be final and binding upon the parties, such determination may be entered as an award in arbitration in a court of competent jurisdiction, and judgment thereon may be entered.

15. NOTICES. All notices, approvals, requests, consents and other communications ("Notices") given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (i) when actually received if either (A) hand delivered or (B) sent by facsimile transmission; (ii) two (2) days after the same was deposited in a regularly maintained receptacle for the deposit of United States mail, sent by registered or certified mail, postage and charges prepaid; or (iii) the next Business Day if sent via a national overnight delivery service, addressed as follows or at such other address as either party may specify from time to time by Notice to the other party at least five (5) days prior Notice of the changed address:

         If to Brookdale:      BLC Properties I, LLC
                               330 North Wabash Avenue
                               Suite 1400
                               Chicago, Illinois 60611
                               Attention:  R. Stanley Young
                               Telephone:  (312) 977-3720
                               Facsimile:  (312) 977-3699
         with a copy to:       Brookdale Living Communities, Inc.
                               330 N. Wabash Avenue
                               Suite 1400
                               Chicago, Illinois 60611
                               Attention:  General Counsel
                               Telephone:  (312) 977-3760
                               Facsimile:  (312) 977-3769

         and to:               Douglas E. Wambach
                               Burke, Warren, MacKay & Serritella, P.C.
                               330 North Wabash Avenue, 22nd Floor
                               Chicago, Illinois 60611
                               Telephone:  (312) 840-7019
                               Facsimile:  (312) 840-7900

         If to Capstead:       CMCP Properties, Inc.
                               c/o Capstead Mortgage Corporation
                               8401 North Central Expressway
                               Dallas, Texas 75225
                               Attention: Andrew F. Jacobs
                               Telephone:  (214) 874-2350
                               Facsimile:  (214) 874-2398

         with a copy to:       Andrews & Kurth
                               1717 Main Street
                               Suite 3700
                               Dallas, Texas 75201
                               Attention: David Barbour
                               Telephone: (214) 659-4444
                               Facsimile: (214) 659-4441

16. NO WAIVER. No course of dealing between Capstead and Brookdale, or any delay or omission of Capstead or Brookdale to insist upon a strict performance of any term or condition of this Agreement shall be deemed a waiver of any right or remedy that such party may have, and shall not be deemed a waiver of any subsequent breach of such term or condition.

17. INVALIDITY. If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect.

18. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, which taken together shall be deemed one (1) original.

19. CUMULATIVE. All rights and remedies of Capstead and Brookdale herein shall be cumulative and none shall be exclusive of any other or of any rights and remedies allowed by law.

20. GOVERNING LAW Except as to matters regarding the internal affairs of Capstead and issues of or limitations on any personal liability of the members or mangers of Capstead for obligations of Capstead, as to which the laws of the State of Delaware shall govern, this Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Texas applicable to contracts between residents of Texas which are to be performed entirely within Texas, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principle place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply to the laws of a jurisdiction other than the State of Texas; or (vii) any combination of the foregoing. Notwithstanding the foregoing, the laws of the Facility State shall apply to the perfection and priority of liens upon and the disposition of and the exercise of any remedies by Capstead under this Agreement with respect to any Facility.

21. SUCCESSORS AND ASSIGNS, RELATIONSHIP. The covenants, terms, conditions, provisions, and undertakings in this Agreement shall extend to and be binding upon the permitted successors, and assigns of the respective parties hereto, and shall be construed as covenants running with the land. This Agreement does not create a partnership, joint venture, or other type of ownership inconsistent with the Agreement, and neither Capstead or Brookdale shall make any representation to the contrary.

22. ENTIRE AGREEMENT. This Agreement, together with any exhibits attached hereto, contains the entire agreement and understanding between the parties with respect to the subject matter hereof. There are no oral understandings, terms, or conditions, and neither party has relied upon any representation, express or implied, with respect to the subject matter hereof not contained in this Agreement. All prior understandings, terms, or conditions with respect to the subject matter hereof are deemed merged in this Agreement. This Agreement cannot be changed or supplemented orally, but may be modified or amended only by a written instrument executed by the parties. Any disputes regarding the interpretation of any portion of this Agreement shall not be presumptively construed against the drafting party.

23. SURVIVAL. Brookdale's indemnity obligations herein shall survive termination of this Agreement.

24. TIME. Time is of the essence in every particular of this Agreement, including, without limitation, obligations for the payment of money.

25. CAPTIONS AND HEADINGS. The captions and headings in this Agreement have been inserted herein only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of, or otherwise affect, the provisions of this Agreement.

26. WAIVER OF JURY TRIAL. TO THE EXTENT ALLOWED BY APPLICABLE LAW, BROOKDALE AND CAPSTEAD HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER OF THEM OR THEIR HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT TO CAPSTEAD'S ENTERING INTO THIS AGREEMENT.

27. GUARANTY. At the time of Brookdale's execution of this Agreement, Brookdale shall obtain the execution of the guaranty agreement in the form of Exhibit B attached hereto ("Guaranty") by its Parent, Brookdale Living Communities, Inc. As a condition to Brookdale's exercise of a Renewal Term and accompanying notice of such exercise, Brookdale shall deliver to Capstead a reaffirmation of the Guaranty executed by its Parent.

28. JOINDER BY BROOKDALE MANAGEMENT. Brookdale Management has joined into this Agreement for the limited purposes of (i) acknowledging that in each of the Facility Management Agreements, Capstead and Brookdale are intended third party beneficiaries of such Facility Management Agreements; (ii) acknowledging and hereby granting to Capstead the right to terminate any or all of the Facility

Management Agreements upon the occurrence and during the continuation of any Event of Default as set forth in this Agreement; and (iii) acknowledging and authorizing, to the extent required by law, that payments due Brookdale Management II, Brookdale Management Akron and Brookdale Management Texas under the Facility Management Agreements are hereby subordinated to the Brookdale Rent Payments or any other payments required hereunder, and that any amounts paid to Brookdale Management following and during the continuance of an Event of Default under this Agreement shall be paid to Capstead upon demand therefor, without limitation. All payments made by Brookdale or its Affiliates to Brookdale Management shall be deemed made in trust, to be retained by Brookdale Management and released from trust for any period in question only upon payment of all amounts due Capstead hereunder for the same period.

29. PRE-EXISTING ENVIRONMENTAL CONDITIONS. If remediation of Pre-existing Conditions, as defined in the applicable Property Lease, is necessary, then any amounts spent by Capstead or any Capstead Lessor in connection therewith, as provided in such Property Lease, shall be added to Capstead Equity, and Master Rent shall be adjusted accordingly as of the date of such payments.

30. CAPSTEAD ENCUMBRANCES. Except as agreed by Capstead and Brookdale, Capstead shall not directly or indirectly create or otherwise cause to exist any lien or encumbrance upon its ownership interest in either Capstead or the Capstead Lessors, whether to secure any borrowing or other means of financing or refinancing, provided, however, that Capstead may further encumber such ownership interest without Brookdale's consent provided the costs and debt service resulting from such lien or encumbrance shall not be included in Brookdale Rent Payments hereunder or in Base Rent under any applicable Property Lease.

      IN WITNESS WHEREOF, the parties have hereunto executed this Agreement the day and year first above written.

CAPSTEAD:                                   BROOKDALE:

CMCP PROPERTIES, INC.,                      BLC PROPERTIES I, LLC,
a Delaware corporation                      a Delaware limited liability company

By:  /s/ Andrew F. Jacobs                   By:  /s/ R. Stanley Young
    _________________________________           ________________________________
Its: ________________________________       Its: Vice President
                                                 _______________________________

BROOKDALE MANAGEMENT:

BROOKDALE MANAGEMENT HOLDING, LLC,
a Delaware limited liability company

By:   /s/ R. Stanley Young
     ____________________________
Its: Vice President
     ____________________________

                                    EXHIBIT A

                               TEB POOL FACILITIES

1.    Chambrel at Montrose, Copley Township, Ohio

2.    Chambrel at Williamsburg, Williamsburg, Virginia

3.    Chambrel at Club Hill, Garland, Texas

4.    Chambrel at Pinecastle, Ocala, Florida

                                    EXHIBIT B

                                    GUARANTY